SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Forest Laboratories, Inc.
 (Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Dr. Eric J. Ende
Daniel A. Ninivaggi
Pierre Legault
Andrew J. Fromkin
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[   ]          Fee paid previously with preliminary materials.

[   ]          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

Forest Laboratories Shareholder Presentation July 2012

Key Conclusions of Report * Key Conclusion Pages Today, We Believe Forest is in Crisis – CEO Solomon Was Wrong in the Past With His Overly Optimistic Predictions Results: Forest’s stock is down 11% in the past 10 years and more than 50% from the peak – The company was completely unprepared for the Lexapro patent cliff since earnings are expected to decline by ~80% in FY13 7 – 10 22 – 23 We Are Very Concerned Solomon Will Be Wrong Again About His Currently Optimistic View of the Company’s Pipeline Since New Pipeline Drugs Have Missed Guidance 8 out of 11 Times in Past Several Years 24 The Current Strategy Is Not Expected to Offset Lost Revenues From the Lexapro Patent Cliff (~$1 B Shortfall in FY13) and Not Projected to Offset Namenda ($1.4 B in FY12) Patent Cliff in FY16 – We are concerned the current Board will permit Solomon to risk the company’s cash to make up for the projected shortfall 19 - 23 We Believe Strategic Flaws Have Caused Lack Of Focus & Cost Inefficiency 25 - 28 Weak History of Capital Allocation Causes Us to Fear Future Uses for Forest’s $3.2 B of Cash 29 - 31 We Believe at Least 50% (5 of 10) of Board Lacks Independence Including Presiding “Independent” Director 33 Flawed Compensation Policies Have Enriched CEO & Others; Chair of Compensation Committee Still in Role 34 - 35 CEO Has Had Well-Timed Stock Sales Including While Company Repurchased Stock 36 – 38 CEO Solomon’s Son, After Only 5 Years at Forest, Was Promoted and Given Significant Responsibility for Business Development and Strategic Planning; We Believe He Is Significantly Responsible for the Company’s Current Predicament; Despite His Failures, He Has Been Promoted to SVP Business Development and Strategic Planning and He Is Now a Candidate for CEO; How Can a Board that Calls Itself “Strong & Independent” Be Responsible For This? 39 – 40 We Believe Management Has Not Delivered On Its Word 42 If Solomon is Wrong Again as it Appears to Us He Will Be Based On Disappointing Results of Current Pipeline Drugs, It Will Be Devastating for the Company. To Avoid This Outcome, We Believe A Strong & Truly Independent Board Which Will Hold Management Accountable Is Extremely Necessary. 24 54 – 58 Icahn’s Track Record of Board Representation in Biopharma Shows an Impressive Creation of Shareholder Value and Is Well Aligned With All Shareholders 59 - 60

Presentation Summary We believe Change is Needed as the Board has overseen: significant stock underperformance (p. 7 – 11) and massive destruction of value (p. 12) an inadequate and flawed company strategy (p. 15 – 28) significant corporate waste and cost structure inefficiency (p. 27 – 28) inefficient and ineffective deployment of capital (p. 29 – 31) corporate governance failures (p. 32) we believe that 50% of Board lacks independence (p.33) CEO Solomon’s Son, After Only 5 Years at Forest, Was Promoted and Given Significant Responsibility for Business Development and Strategic Planning; We Believe He Is Significantly Responsible for the Company’s Current Predicament; Despite His Failures, He Has Been Promoted to SVP Business Development and Strategic Planning and He Is Now a Candidate for CEO; How Can a Board that Calls Itself “Strong & Independent” Be Responsible For This? (p. 39 - 40) We believe we Have a Viable Plan for Change (p. 44 – 51) We believe we Will Help Generate Change (p. 53 – 58) superior to existing Board based on: highly relevant experience in all aspects of biopharmaceuticals and related areas necessary for success in this new era of reimbursement and cost effectiveness greater independence fresh perspectives from outside of Forest better alignment with shareholders; track record of outperformance in biopharma (p. 59 – 60) consistent accountability *

Company Background Founded in 1956 - Howard Solomon has been CEO since 1977 Develops, manufactures and markets drugs with sales derived primarily from neurology FY12A total revenues of $4.6 B; FY13E total revenues of $3.3 B; FY16E total revenues of $3.7 B Lexapro for depression/anxiety was ~49% of FY12 product sales; Lost patent protection in FY12 Namenda for Alzheimer’s was ~32% of FY12 product sales; Loses patent protection in 2015 “Next Nine” pipeline drugs represent nine new drugs launching from 2008 - 2013 Source: Company documents; Analyst Estimates; Forest’s fiscal year (FY) end is March 31st *

Why We Believe Meaningful & Sustainable Change is Needed at Forest Labs

Forest’s Stock Has Underperformed For 10 Years Notes: Data from 5/29/02 – 5/29/12 (the day before Icahn announced he may seek Board representation); excludes the benefits of dividends on total return; FRX = Forest Labs; DRG = AMEX Pharmaceutical Index; Large Pharma: AstraZeneca, Eli Lilly, Pfizer, Bristol-Myers, Merck, Glaxo; Specialty Pharma: Valeant, Teva, Shire, Endo, Allergan; Blended Index (equal-weighted): Large Pharma + Specialty Pharma ; FRX Self-Comp Index (chosen as comps in proxy): AGN, BIIB, CELG, ENDP, GILD, MYL, PRGO, WPI Forest’s stock has underperformed a blended index of specialty pharma and large pharma peers by 105% and an index of comparative stocks chosen by Forest as listed in its proxy by 443% *

Forest’s Stock Has Underperformed For 5 Years Notes: Data from 5/29/07 – 5/29/12 (the day before Icahn announced he may seek Board representation); excludes the benefits of dividends on total return; FRX = Forest Labs; DRG = AMEX Pharmaceutical Index; Large Pharma: AstraZeneca, Eli Lilly, Pfizer, Bristol-Myers, Merck, Glaxo; Specialty Pharma: Valeant, Teva, Shire, Endo, Allergan; Blended Index (equal-weighted): Large Pharma + Specialty Pharma; FRX Self-Comp Index (chosen as comps in proxy): AGN, BIIB, CELG, ENDP, GILD, MYL, PRGO, WPI, HSP, WCRX Forest’s stock has underperformed a blended index of specialty pharma and large pharma peers by 55% and an index of comparative stocks chosen by Forest as listed in its proxy by 125% *

Forest’s Stock Has Underperformed Against Most Measures For 3 Years Notes: Data from 5/29/09 – 5/29/12 (the day before Icahn announced he may seek Board representation); excludes the benefits of dividends on total return; FRX = Forest Labs; DRG = AMEX Pharmaceutical Index; Large Pharma: AstraZeneca, Eli Lilly, Pfizer, Bristol-Myers, Merck, Glaxo; Specialty Pharma: Valeant, Teva, Shire, Endo, Allergan; Blended Index (equal-weighted): Large Pharma + Specialty Pharma; FRX Self-Comp Index (chosen as comps in proxy): AGN, BIIB, CELG, ENDP, GILD, MYL, PRGO, WPI, HSP, WCRX Forest’s stock has underperformed a blended index of specialty pharma and large pharma peers by 20% and an index of comparative stocks chosen by Forest as listed in its proxy by 77% *

Forest’s Stock Has Underperformed Against Most Measures For 1 Year Notes: Data from 5/29/11 – 5/29/12 (the day before Icahn announced he may seek Board representation); excludes the benefits of dividends on total return; FRX = Forest Labs; DRG = AMEX Pharmaceutical Index; Large Pharma: AstraZeneca, Eli Lilly, Pfizer, Bristol-Myers, Merck, Glaxo; Specialty Pharma: Valeant, Teva, Shire, Endo, Allergan; Blended Index (equal-weighted): Large Pharma + Specialty Pharma; FRX Self-Comp Index (chosen as comps in proxy): AGN, BIIB, CELG, ENDP, GILD, MYL, PRGO, WPI, HSP, WCRX Forest’s stock has underperformed a blended index of specialty pharma and large pharma peers by 2% and an index of comparative stocks chosen by Forest as listed in its proxy by 15% *

…And It Hasn’t Gotten Better Since Last Year’s Annual Meeting Notes: Data from 8/18/11 – 5/29/12 (the day before Icahn announced he may seek Board representation); excludes the benefits of dividends on total return; FRX = Forest Labs; DRG = AMEX Pharmaceutical Index; Large Pharma: AstraZeneca, Eli Lilly, Pfizer, Bristol-Myers, Merck, Glaxo; Specialty Pharma: Valeant, Teva, Shire, Endo, Allergan; Blended Index (equal-weighted): Large Pharma + Specialty Pharma Forest’s stock has underperformed a blended index of specialty pharma and large pharma peers by 8% and an index of comparative stocks chosen by Forest as listed in its proxy by 21% *

Share Buyback Masked True Extent of Value Destruction Over 10 Years Source: Company documents; all data measured from fiscal YE02 to fiscal YE12; Enterprise value = Market Cap + Debt-Cash While Forest’s stock declined 15% (end of FY02 – end of FY12), its enterprise value declined $7.9 B or 55% Stock Price *

While Shareholders Lost Billions of Dollars, CEO Solomon Made A Fortune Paid Over $80 MM Sold Stock Worth $572 MM; Ownership Reduced by 82% Source: Company documents CEO enjoyed an accelerated option vesting schedule vs. others at Forest… …And, he took advantage of it by unloading massive amounts of stock *

Management Claims it Has Done a Great Job Then, Why has the stock underperformed its peer indices for 1, 3, 5 and 10 years? And, (2) Why has so much value been destroyed during that same period of time? We believe the answer is: Strategic Failure by the Management & Board *

We Believe Forest Had an Inadequate & Flawed Strategy That Destroyed Shareholder Value Inadequate Strategy: Management and the Board implemented a strategy that we believe was inadequate to offset declining revenues and profits due to generic competition for Lexapro and Namenda The strategy was implemented too late even though there was plenty of time to prepare An increasing amount of capital has had to be put at risk for each product In spite of all the capital used, a massive amount of value was destroyed Pipeline planning to offset lost revenues was insufficient Revenues from “Next Nine” drug launches have missed company guidance Revenues & profits are expected to remain depressed for the foreseeable future Flawed Strategy: We believe the “opportunistic” strategy has caused business development & Forest’s pipeline to become highly unfocused Lack of company expertise and critical mass in specific areas Sales rep productivity has declined and is below specialty pharma peers Loss of cost synergies within sales and marketing, G&A as well as R&D Source: Company documents; Analyst estimates *

Management Had Plenty of Time to Prepare For the Patent Cliff, But Started Too Late Source: Company documents and analyst estimates Note: Peer specialty pharmaceutical companies consist of Valeant, Teva, Shire, Endo, Warner Chilcott & Allergan ; Peer large pharmaceutical companies consist of AstraZeneca, Eli Lilly, Pfizer, Bristol, Merck, Glaxo, Sanofi-Aventis Management/Board underinvested in R&D for several years forcing them to try to “catch up” later. Depending on the stage of development that a product is licensed, clinical development of a single drug can take up to 10 years Loss of Lexapro patent *

More Capital Had to be Put at Risk to Obtain Each Additional Product Source: Company documents Notes: Capital at-risk is calculated for each product based on up-front payments + acquisition payments; Each year is calculated based on a cumulative capital at-risk divided by the cumulative number of products Cumulative average capital at-risk per product has grown exponentially since 2004 Product licensing deals have become increasingly expensive and have required a greater amount of capital to be put at risk *

Despite All the Money Spent on Products, Massive Value Has Been Destroyed During the last 10 years, Forest spent $8.3 B on R&D, licensing/milestone payments and product/rights acquisitions. At the same time, $7.9 B of Enterprise Value was destroyed During the last 5 years, Forest spent more than $6.2 B on R&D, licensing/rights payments and product/rights acquisitions. At the same time, $8.3 B of Enterprise Value was destroyed Source: Company documents Notes: Enterprise value is calculated from FY03 through FY12 (10 yrs) and from FY07 through FY12 (5 yrs) Acquisitions of companies/product rights Acquisitions of companies/product rights R&D/licensing & milestones payments R&D/licensing & milestones payments *

It’s Hard For Us to See How the “Next Nine” Drugs Will Fill the Revenue Holes Source: Company documents Notes: Combined product launch curves are measured for the combined drugs assuming that the 1st year is for the 1st product launched; additional launches are added as they occur -$554 MM *

Even If All Pipeline Drugs Were Successful, Sales Probably Wouldn’t Have Been Enough in FY2013 Source: Company documents and analyst estimates; Tufts Center for the Study of Drug Development for average peak drug sales, average time to peak sales and average clinical development time by therapeutic class; FDAReview.org for probabilities of drug launch based on stage of development (phase I = 21%; phase II = 28%; phase III = 58% and NDA filed = 90%); SEE APPENDIX C Using industry average peak sales by therapeutic class, time to peak sales by therapeutic class and time in development by therapeutic class, even EXCLUDING the likelihood of failure of some drugs in clinical development, the sales potential of drugs licensed by Forest since 2002 were well short of those needed to offset the loss of the Lexapro patent. Assuming industry average drug development failure rates, FY13 sales potential is about $650 MM short of what was needed. *

It Doesn’t Appear to Us That Pipeline Planning for FY2016 Was Much Better… Source: Company documents and analyst estimates; Tufts Center for the Study of Drug Development for average peak drug sales, average time to peak sales and average clinical development time by therapeutic class; FDAReview.org for probabilities of drug launch based on stage of development (phase I = 21%; phase II = 28%; phase III = 58% and NDA filed = 90%); SEE APPENDIX C Using industry average peak sales by therapeutic class, time to peak sales by therapeutic class, time in development by therapeutic class, and industry average drug development failure rates, FY16 sales potential is about $525 MM short of what is needed to offset the loss of the Lexapro and Namenda patents as well as Benicar revenues. *

According to Analysts, Sales from “Next Nine” Pipeline Products Not Projected to Offset Revenue Declines Source: Company documents and analyst estimates; Quote from presentation filed by company during 2011 proxy contest Note: Lexapro sales decline is measured from FY12; Namenda sales decline is measured from FY15; Contract Revenue decline is measured from FY13; Assumes ALL pipeline products are successfully launched $960 MM shortfall “Management efforts over the last eight years have built Forest’s pipeline to offset the Loss of Exclusivity for these two drugs [Lexapro & Namenda]…” – company presentation filed with SEC (2011) Revenues from the “Next Nine” pipeline drugs are not expected by analysts to be enough to offset the effect of generic competition to Lexapro/ Namenda and lost Benicar profits *

Revenues Are Projected to Decline But Profits Are Expected to Get Hit Even Harder Source: Company documents and analyst estimates; Frank Perrier quote from Oct. 13, 2011 Total revenues are not expected by analysts to regain the FY12 peak until after FY17 Even worse, net income is not expected by analysts to regain the FY11 peak until well after FY17 "We think we're in a good place in managing the next two patent expirations in Lexapro and Namenda…“ -- Frank Perier, CFO Forest Labs We don’t think being “in a good place in managing the next two patent expirations” means estimated net income should decline by 75% from FY11 to FY16 *

While Forest Has Launched Multiple Products, They Have Consistently Missed Guidance Source: Company documents; company press releases for fiscal year end results, which provide next fiscal year product sales guidance; See APPENDIX A for actual sales guidance for each product *

We Believe "Opportunistic" Business Development Has Led to a Lack of Focus


Lexapro
Namenda
Viibryd
Cariprazine
Levomilnacipran
RGH-618
FY13 Sales: $2.0 B
Bystolic
Azimilide
Desmoteplase
FY13 Sales: $438 MM
Linaclotide
FY13 Sales: $40 MM
TTP399
Dutogliptin
FY13 Sales: $0 MM
Teflaro
Avibactam
BC-3781
Faropenam
FY13 Sales: $58 MM
Daliresp
Colostin
Aclidinium
LAS100977
Oglemilast
FY13 Sales: $109 MM
Savella
CCR1
FY13 Sales: $107 MM
GRT6005/6006
RGH-896
FY13 Sales: $0 MM
Neurology
Pain
Cardiology
Other/Inflammation
Diabetes
Antibiotics
Respiratory
Gastrointestinal

24

Source: Company documents; Analyst estimates; BOLD RED = Failed Projects; BOLD BLACK = LAUNCHED PRODUCTS; Blue = In Development

We Believe Lack of Therapeutic Focus is Hurting Sales Rep Productivity Source: Company documents and analyst estimates Note: see page 82; Peer specialty pharmaceutical companies include Valeant (VRX), Shire (SHP), Endo (ENDP) and Allergan (AGN); other peers are not available in SEC filings; FRX operates on a March fiscal year (FY12 ended in March 2012), thus peer data is for most recent fiscal year, i.e. FY12 = FY11 for peers *

We Believe Loss of Lexapro Sales Has Further Exposed Massive Corporate Inefficiency & Lack of Cost Synergies SG&A/Revenues (Forest vs. Peers) Lack of Critical Mass Source: Company documents and analyst estimates Note: Peer specialty pharmaceutical companies include Valeant, Teva, Shire, Endo, Warner Chilcott & Allergan ; Peer large pharmaceutical companies include AstraZeneca, Eli Lilly, Pfizer, Bristol, Merck, Glaxo, Sanofi-Aventis Loss of Lexapro patent * With the loss of Lexapro sales due to generic competition, it has become very clear to us that SG&A is too high Without critical mass within specific therapeutic areas, the significant fixed costs associated with the addition of incremental sales reps creates cost inefficiency

Operating Margins Are Trending in the Wrong Direction Operating margins have been and analysts expect them to continue getting compressed as SG&A and R&D as a percentage of revenues increases Source: Company documents; analyst estimates; FRX operates on a March fiscal year (FY12 ended in March 2012), thus peer data is for most recent fiscal year, i.e. FY12 = FY11 for peers -26.4% *

We Believe Management & Board Have a Poor Track Record of Allocating Capital Cash used for share repurchases Cash used for licensing or acquiring products Decline in Enterprise Value Source: Company documents; 10 year values measured from YE 2002 through YE 2012; 5 Year values measured from YE07 through YE12; Enterprise Value = Market Cap + Debt - Cash Cash used for share repurchases Cash used for licensing or acquiring products During the past 10 years as $8.5 B of capital was deployed for obtaining products and repurchasing shares, there was a decline in enterprise value of $7.9 B During the past 5 years as $4.9 B of capital was deployed for obtaining products and repurchasing shares, there was a decline in enterprise value of $8.3 B *

We Believe Management & Board Have Not Efficiently Used Forest’s Balance Sheet Management Has Not Efficiently Used Its Cash To Create Value Cash As Pct Of Market Cap Management Is Not Efficiently Using Leverage To Create Value Debt As Pct Of Market Cap Source: Company documents and analyst estimates Note: Peer spec pharmaceutical companies include Valeant, Teva, Shire, Endo, Warner Chilcott & Allergan ; Peer large pharmaceutical companies include AstraZeneca, Eli Lilly, Pfizer, Bristol, Merck, Glaxo, Sanofi-Aventis *

We Are Concerned About How Management May Use the Cash Given Its Track Record Given its history of destroying significant value during the last 10 years, we are very concerned about how management may choose to use the company’s $3.2 B of cash Because of the current & projected revenue shortfalls from generic competition, we believe management may “swing for the fences” Analysts do not believe what they have in the pipeline is enough and therefore may need to do acquisitions: “The pipeline, as currently constituted, is not nearly enough to replace the lost revenue from losing Lexapro and Namenda to generics.” -- David Amsellem of Piper Jaffray “I don’t think what they have in their pipeline is enough . At some point, you’re going to see them use that balance sheet” – Gary Nachman of Susquehanna * Source: Company documents; SEC filings; quotes from Bloomberg article from July 6, 2012

We Remain Concerned About Corporate Governance Issues At least 50% of the Board continues to lack true independence, in our opinion The Presiding “Independent” Director (Kenneth Goodman) lacks true independence yet he still remains in this important role The Chair of the Compensation Committee (Dan Goldwasser) who oversaw seriously flawed compensation policies inexplicably remains in place The CEO (Howard Solomon) has had extremely fortunate timing on large sales of stock The CEO succession plan seems to include the CEO’s son but doesn’t appear to us to equitably include external candidates Promotion of CEO’s son to crucial role as head of Strategic Planning despite relative inexperience in the area The Company has had $423 MM of legal settlements including a guilty plea to a felony charge of obstruction of justice * Source: Company documents; SEC filings

We Believe At Least 50% of the Board Continues to Lack True Independence (5 out of 10 Directors) Source: Company documents *

Compensation Policies Have Been Flawed But Chairman Remains at Helm Chair of Compensation Committee (Dan Goldwasser – Board member for 35 years) presided over serious problems related to compensation policy Policy changes during the last year confirm these problems Vesting schedules of equity awards were too short, not linked to performance and favored the CEO The Compensation Committee had not previously engaged an independent compensation consultant The Chair of the Committee chose the peer group for comparison purposes The Chair circulated a report of factors he believed were relevant to determining compensation including a report prepared directly by management Compensation was not linked to pre-determined performance measures There were no stock ownership requirements Then, why is Dan Goldwasser still Chair of the Compensation Committee given these problems with compensation policy? Source: Company documents *

CEO’s Preferential Option & Stock Vesting Schedule * Source: 2011 proxy statement; CEO = Howard Solomon; CFO = Frank Perier; CCO (chief commercial officer) = Elaine Hochberg

Fortunately Timed Stock Sales by CEO * Nov ‘04: CEO Solomon sold 2.5 MM shares at $43.26 per share for proceeds of $108.2 MM Feb ‘07: CEO Solomon sold 4.3 MM shares at $52.60 per share for proceeds of $226.2 MM Source: SEC filings; three largest sales by CEO during period

CEO Stock Sales of $205 MM in 2004; $108 MM Sold Shortly After Company Repurchased “Our financial performance for the remainder of the fiscal year ending March 31, 2004 should result in earnings per share for the year at the high end of our previously issued guidance [$1.92]. Regarding fiscal 2005 EPS, we continue to project a range of $2.30 - $2.50.” – Jan 20, 2004 CEO Howard Solomon sells 1.3 MM shares at $74.85 for proceeds of $97.3 MM from 2/11/04 – 2/17/04 “Forest Laboratories to Exceed Fiscal 2005 Second And Third Quarter Mean earnings Per Share Estimates” – Oct. 4, 2004 “All of our principal promoted brands exhibited strong growth…and we expect this performance to continue in the future…Given the underlying strength…we are increasing our projected EPS for the fiscal year ending March 31, 2005 to at least $2.70.” – Oct 18, 2004 “Forest Laboratories …has revised its guidance for diluted earnings per share for the fiscal year ending March 31, 2005 [to] approximately $2.50.” – Nov 1, 2004 Fiscal Year ending March 31, 2005 EPS of $2.25 CEO Howard Solomon sells 2.5 MM shares at $43.26 for proceeds of $108 MM from 11/8/04 – 11/17/04 Forest repurchases 13.8 MM shares during the 4th quarter of 2004; it bought 2.3 MM in Nov. at an avg. price of $37.64 Source: SEC filings; company press releases; Direct quotes from Howard Solomon *

CEO Sells Stock Worth $226 MM All On One Day in 2007 And Says It Was For Estate Planning Purposes CEO Howard Solomon sells 4.3 MM shares at $52.60 for proceeds of $226 MM on 2/12/07; Solomon states, “I have reached an age when it is necessary for me to further an estate plan... These share dispositions are being undertaken solely for those purposes.” “We are encouraged by both the performance of our key marketed products and by the opportunities we currently have in our development pipeline...“ – CEO Howard Solomon Jan 16, 2007 Source: SEC filings; company press releases *

We Believe CEO Succession Is Long Overdue & Should Equitably Include External Candidates Howard Solomon is currently 84 years old, has been CEO for 35 years and the government considered excluding Solomon from government contracts as recently as 1 year ago so succession planning is long overdue Instead of preparing for succession by reducing his responsibilities, CEO Solomon took on a larger role as President after COO Olanoff retired in 2010 and hasn’t yet relinquished the role David Solomon, CEO Howard Solomon’s son and still independent movie producer, has been promoted as an apparent contender for CEO, which we believe represents a significant conflict and may be setting the stage for the creation of a dynasty Other recent promotions of Hochberg, Taglietti, and Perier collectively oversaw the inadequate execution of the company ‘s flawed strategy, in our opinion Given potential conflicts, a lack of execution by internal candidates and the need for a fresh perspective, it is crucial for external candidates to be evaluated as well, in our opinion Source: Company documents, company comments, press releases and analyst comments *

CEOs Son Promoted to Key Role of Strategic Planning Business development and strategic planning involve building the company’s pipeline for future growth In Forest’s case, because of the huge revenue holes being generated by the patent expirations of Lexapro and Namenda, which represent 80% of revenues, the role has outsized importance David Solomon, the CEOs son with a background as a movie producer and entertainment lawyer, was promoted into this crucial area just 5 years after joining Forest. And, he was promoted to become the Head of the division just 4 years later Because the company has not adequately offset the revenue shortfalls due to the patent cliffs, we believe he has failed in this role Therefore, we believe strategic failure of the company rests on his shoulders and the irresponsible actions of the Board and management which lead to his promotion *

Poor Risk Management & Compliance Has Resulted in $423 MM in Legal Settlements We do not see how Lester Salans, a Clinical Professor and physician, as Chair of the Compliance Committee has any qualifications as a compliance expert These payments may be representative of a lax culture and complacency at the Board level $313 MM related to doctor kickbacks, off-label promotion for children and obstructing an agency proceeding $65 MM related to making false and misleading statements with respect to anti-depression drugs $25 MM for securities claims against Forest and certain officers $20 MM for a patent infringement suit related to Lexapro $100 MM gender discrimination class action filed recently Source: Company documents *

We Do Not Believe Management Has Delivered on Its Word What They Said … What Happened … Management said, they were “in a good place in managing the next two patent expirations in Lexapro and Namenda…“ -- Frank Perrier, CFO quote from Oct. 13, 2011 FY13 guidance was for revenues to decline by more that $1 B from FY12 and EPS to decline by almost 80% and almost $3 from FY12 “Management efforts over the last eight years have built Forest’s pipeline to offset the Loss of Exclusivity for these two drugs [Lexapro & Namenda]…” – Company presentation filed during 2011 proxy contest Pipeline product sales have missed initial annual company guidance 8 out of 11 times. Sales from pipeline products will fall ~$1 B short of “offsetting…these two drugs” during FY13. Management said that FY13 EPS would not be less than $1.20 – company press release from April 19, 2011 Management lowered FY13 EPS guidance twice, ultimately to $0.65 - $0.80 Management said that they had an “excellent track record of creating shareholder value.” -- Company presentation filed during 2011 proxy contest During the past 10 years, the company’s equity value has declined by $5.6 B or 37% and its enterprise value by $7.9 B or 55% Management claimed to have a long-term incentive plan with stock and options that “vest over time and thus reward sustained performance by executive officers and discourage unnecessary risk.” – proxy statement filed with SEC in 2011 Three executives including CEO Howard Solomon enjoyed an accelerated vesting schedule for stock and options “…therapeutic diversification creates tremendous synergy, as most of these products are to be marketed by our primary care sales forces to a common group of primary care physicians…” -- DEFA14A 8/1/11 Operating margins have been deteriorating as the direct result of climbing SG&A spending associated with the company’s entrance into multiple unrelated therapeutic areas Forest has a longstanding track record of delivering … superior value for shareholders, including share appreciation that has exceeded the S&P 500 and the AMEX Pharmaceutical Index – SEC filing July 29th, 2011 The stock has underperformed most relevant indices over 1, 3, 5, and 10 years Source: Company documents, press releases, presentations *

Icahn Nominee Plan For Meaningful Change at Forest Labs

Icahn Recommendations How to Get the Forest Growing Again Independently evaluate current business development strategy, which we believe is unfocused Develop a clear strategy focused on creating shareholder value Assess potential divestiture of non-core assets Evaluate ways to reduce SG&A spending Evaluate development programs for potential rationalization Identify ways to improve revenue growth with modernized sales & marketing effort Increase efficiency & effectiveness of capital allocation decisions Improve corporate governance Review current management team as well as culture and implement any necessary changes *

Independently Evaluate and Potentially Change Current Business Development Strategy We believe the “Opportunistic” approach by the company has caused it to lose its focus and has resulted in an inefficient cost structure Engage an independent consultant to evaluate the company’s business strategy and its long-term potential Identify specific therapeutic areas that meet pre-determined criteria If a new strategy is focused on specific therapeutic areas then divest non-core assets and programs Focus on a strategy that will better leverage its existing infrastructure Only enter into product licensing deals and acquisitions that strictly adhere to specific return on investment criteria *

Focus on Specific Therapeutic Categories Likely to Provide The Best Returns Source: company documents; analyst projections; capital at risk = upfront cash payments as part of licensing deals and cash acquisitions of companies or product rights *

SG&A Efficiencies Could Increase EBITDA By Almost $500 MM Greater focus within a few key therapeutic categories should allow for greater cost synergies Potential G&A cuts including procurement efficiencies, head count reductions and consolidation of existing properties Increase efficiency of sales and marketing effort through restructuring, retraining and outsourcing where prudent Source: Company documents; analyst estimates Notes: SG&A consists of general & administrative (G&A) and sales & marketing (S&M) costs; Assumes FY12 G&A costs of $350 MM growing at 3% (long-term inflation rate); S&M costs vary by year depending on new product launches -- associated promotional spending ($400 – 500 MM per year) and need for reps (3,600 – 3,800) and promotional & rep costs for previously launched drugs Consensus estimates Post-cost cuts *

Evaluate Current Pipeline for Potential Development Program Rationalization Identify existing projects that do not fit within the new business development strategy or do not achieve pre-determined return on investment (IRR) criteria Reduce R&D spending Terminate poorly performing R&D programs Evaluate projects for out-licensing Consider re-investing R&D expense savings into: newly licensed drugs under new business development strategy existing programs for which additional resources can be justified based on strict IRR criteria *

Evaluate Capital Allocation Decisions and Optimize Balance Sheet Potentially increase company leverage while maintaining strong Net Debt/EBITDA and EBITDA/Interest Expense ratios Evaluate the best potential uses for excess cash on the balance sheet that are most likely to enhance shareholder value *

Corporate Governance Changes Replace four current Board members with Icahn Nominees who we believe will continually hold management accountable Split CEO and Chairman roles Appoint new Chairs to Compensation and Compliance Committees Replace the current Presiding “Independent” Director with an independent Chairman Expand consultations with leading corporate governance experts and assess need for any appropriate reforms Monitor CEO succession plan and confirm that viable external candidates are appropriately included *

Four Directors That We Believe Have Trouble “Seeing the FOREST For the Trees” Source: Company documents * Potential lack of independence due to length of Board tenure Need for fresh perspective after 35 years on the Board Lack of any biopharma experience outside of Forest Oversaw flawed compensation policy as Chair of Compensation Committee No other recent public Board experience Potential lack of independence due to length of tenure Lack of recent relevant operational experience No other recent public Board experience Lacks independence due to long tenure at Forest and continued compensation as consultant One of three former or current Forest executives on Board; Direct report to Solomon Need for fresh perspectives from outside of Forest; Employed by Forest for 15 years Presided over implementation of, in our belief, inadequate and flawed business strategy Potential lack of independence due to long tenure at Forest and direct report to Solomon One of three former or current Forest executives on Board Need for fresh perspectives from outside of Forest; Employed by Forest for 26 years Presided over implementation of, in our belief, inadequate and flawed business strategy No other recent public Board experience 98 Years

Icahn Nominees Are Highly Qualified to Help Produce Positive Change

We Believe the Collective Experience of Icahn Slate Will Help Create Shareholder Value A history of helping create shareholder value & stock price appreciation Value-enhancing capital allocation & efficient use of balance sheet Successful turnarounds of underperforming business operations Implemented sales force modernization policies Cost structure optimization and right-sizing of organizations Public Boards of other biopharmaceutical companies Highly efficient clinical development of new drugs with “first-pass” FDA regulatory approval Multiple successful product launches Product licensing focused on creating shareholder value Integration of acquisitions and sale of existing businesses Effective management of payer relationships and global alliances *

We Believe the Icahn Slate Will Improve Oversight and Bring a Fresh & Independent Perspective Nominee Background and Experience Eric J. Ende, MD As biopharmaceutical analyst for 11 years, he analyzed hundreds of companies with respect to financial statements, cost structure, drug markets, acquisitions & divestitures, clinical data, competitive landscape & product licensing As Director of Genzyme on Audit & Risk Management Committees, he worked constructively with existing Board to objectively analyze potential acquisitions, licensing opportunities, divestitures, cost reductions, capital allocation decisions and key business risks while holding the Board and management accountable MD and MBA degrees enhances understanding of the physician decision-making process from a business perspective, which is highly relevant to commercialization efforts Andrew J. Fromkin Most recently, as former CEO of Clinical Data, Inc. (acquired by Forest in 2011 for $1.2 B), he gained significant operational experience having managed CLDA’s successful strategic turnaround, highly efficient drug development, first-pass FDA drug approval, product licensing, company acquisitions and divestitures and public Board experience. Significant role in getting FDA approval of Viibryd, one of Forest’s most promising products. Having held CEO /President , Corporate Development , COO and other key senior management across healthcare sectors, brings vital, strategic understanding of payer reimbursement, PBM and pharmacy positioning strategies, data strategies for comparative effectiveness, disease and utilization management, provider prescribing requirements and other areas that are necessary for prescription drug adoption and reimbursement. Pierre LeGault As President & CEO of Prosidion and CFO of OSI Pharma, he gained valuable experience redefining company strategy, processes, developing drugs, identifying cost savings in addition to divesting and selling both drugs and entire companies As Worldwide President of a major division of Sanofi-Aventis, CFO and deputy CEO of several Aventis divisions, CAO of Rite-Aid, Sr. EVP of PJC, and US President of Eckerd, he successfully managed strategic turnarounds, global integrations, product launches, product in-licensings, global alliances, major cost saving efforts, large sales force & marketing groups, FDA product approvals, corporate development strategies and service on public/private Boards Dan Ninivaggi As President of Icahn Enterprises and a variety of executive positions at Lear, he gained valuable experience managing strategic turnarounds and cutting costs in dynamic business environments. As a director of Icahn Enterprises, CIT Group, Federal-Mogul Corp., XO Holdings, CVR Energy and Motorola Mobility Holdings, he gained valuable experience holding managements accountable and overseeing needed corporate change As a lawyer at both a large law firm and in a $17 billion company, he has extensive experience and expertise in corporate governance *

We Believe Eric Ende’s Highly Relevant Experience Will Help Resolve Forest’s Issues Our Issues with Forest Labs Our Potential Solutions Relevant Experience Long-tenured Directors that lacked independence Replace long tenured Directors and work constructively with remaining Board Genzyme Board contained many long tenured directors Worked constructively, objectively and independently to gain trust of existing Board Helped re-focus Board on fiduciary responsibility to all shareholders Margin pressure due to corporate inefficiency and a lack of operating leverage in business model Evaluate company for areas of potential cost reductions As Genzyme audit committee member, oversaw $350 MM of cost reductions and 1,000 person RIF Company lacks therapeutic focus Evaluate each therapeutic area for potential divestiture At Genzyme, evaluated each business unit for potential divestiture, eventually divesting 3 units with cash returned to shareholders Business development strategy is not enhancing shareholder value Evaluate current business development strategy for potential modification As analyst for 11 years, evaluated many company’s strategic direction As Genzyme Board member, re-focused strategy towards businesses with high CROIs Poor risk management and compliance Initiate proper execution of comprehensive risk management and compliance program As risk oversight committee member, oversaw initiation and implementation of comprehensive risk management program *

We Believe Drew Fromkin's Highly Relevant Experience Will Help Resolve Forest's Issues

Our Issues with Forest Labs	Our Potential Solutions	Relevant Experience
Business development strategy is not enhancing shareholder value	Evaluate current business development strategy for potential modification	✓Identified and executed valuable transactions that enhanced CLDA's strategic turnaround as CEO and President of Clinical Data (NASDAQ - CLDA) ✓Responsible for leading numerous M&A, strategic partnerships as VP, Business Development at Medco and during his tenure as CEO, President and other senior roles with healthcare companies.
Significant stock underperformance	Implement strategy focused on specific therapeutic areas allowing for greater shareholder value creation	✓Enacted impressive strategic turnaround at Clinical Data, resulting in stock price rise of 10x during tenure as CEO ✓Company was acquired by Forest for $1.2 B and up to an additional $6 per share in CVR's
Forest's operating performance is suboptimal	Drive company growth while maintaining strict cost controls	✓Transformed CLDA through organic and inorganic activity while buying, selling, integrating geographically and sector diverse companies. ✓Operated companies with tight fiscal constraints; understands and managed all aspects of corporate operations and governance.
Poor commercial uptake of drugs in the market and choices of R&D, drug acquisition	Assess all potential uses of capital utilizing strict criteria to enhance shareholder value	✓Enacted aggressive in-licensing and acquisition program to enhance shareholder value as CEO of Clinical Data ✓Strong strategic understanding of payer reimbursement, PBM and pharmacy positioning strategies, data strategies for comparative effectiveness, disease and utilization management, provider prescribing requirement.

55

We Believe Pierre Legault’s Highly Relevant Experience Will Help Resolve Forest’s Issues Our Issues with Forest Labs Our Potential Solutions Relevant Experience Business development strategy is not enhancing shareholder value Evaluate current business development strategy for potential modification Set successful strategy and negotiated the sales of companies Prosidion to Royalty Pharma & AstraZeneca, OSI Pharma to Astellas and Eckerd to Rite-Aid Successfully turned around global division at Sanofi-Aventis as Worldwide President Margin pressure due to corporate inefficiency and a lack of operating leverage in business model Evaluate company for areas of potential cost reductions Consolidated US operations at OSI Pharma resulting in significant cost savings Produced meaningful cost savings and expense reductions at Aventis Identified substantial procurement savings at Rite-Aid Sales force productivity is underperforming its peers Sales force modernization Led e-business unit at Aventis with primary focus on sales force modernization (technology & business processes) In-licensing and acquisition of drugs has not created value Set and adhere to specific criteria for product in-licensing and acquisitions Successfully in-licensed many products as Worldwide President of Sanofi division Product launches have lagged expectations Increase focus and modernize sales force effort Successfully launched 4 new products as Worldwide President of major Sanofi division *

We Believe Dan Ninivaggi’s Highly Relevant Experience Will Help Resolve Forest’s Issues Our Issues with Forest Labs Our Potential Solutions Relevant Experience Long-tenured Directors that lacked independence Replace long tenured Directors and work constructively with remaining Board Worked with existing Boards of several companies to help enact productive change, including CIT Group, Inc., Federal−Mogul Corporation, XO Holdings, CVR Energy, Inc., and Motorola Mobility Holdings, Inc. Corporate governance needs to be improved Engage independent Corporate Governance experts to provide industry “best practices” Was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance Business development strategy is not enhancing shareholder value Evaluate current business development strategy for potential modification Multiple operational roles in a variety of industries in which he helped enact strategic turnarounds Margin pressure due to corporate inefficiency and a lack of operating leverage in business model; concerns over misuse of $3.2B of cash Evaluate company for areas of potential cost reductions; monitor $3.2B of company cash to protect against misuse or inefficient use In multiple operational roles at a variety of companies and as a director of Motorola Mobility, he enacted significant cost reductions focused on operating improvements and G&A spending and oversaw efficient capital allocation *

Icahn’s Track Record of Board Representation in Biopharma Shows Impressive Creation of Shareholder Value Source: Market Data Note: All time periods are measured from the day that Icahn gained (or announced gaining) Board representation until the most recent date of update or when an acquisition price was revealed; This track record represents a sample and does not include all Icahn Board representation in biopharmaceuticals 3+ years (6/10/09 –7/11/12) 3+ years (6/9/09 – 6/29/12) 2 ¼ years (8/22/06 – 10/6/08) * 8 Months (6/16/10 – 2/16/11)

Icahn is Fully Aligned With Shareholders Despite the Board and executive officers having a combined 197 years at the company, they only own 1.95% of the company versus Icahn’s 9.81%. Who do you think is better aligned with the best interests of shareholders? Source: Company documents; proxy statement Note: Executive officers include Elaine Hochberg, Francis Perier, Marco Taglietti, Howard Solomon and David Solomon *

We Believe Ende Agreement Fully Aligns Performance With All Shareholders Icahn & Ende have an agreement that compensates for performance related to Forest Lab’s stock The agreement provides for a payout structure like a 2 ½ year call option on 263,617 shares of Forest with a strike price of $47.50. It is no different than the incentive-based options given by the Company to every Board member It best aligns Ende with ALL shareholders by making him the largest beneficiary of Forest’s stock performance versus all of Forest’s independent Directors * Source: SEC filings; Howard Solomon and Lawrence Olanoff are not considered independent directors by the Company

Appendix A: Pipeline Strategy

New Pipeline Drug Sales vs. Guidance Source: Company documents and SEC Filings *

Average Drug Development Timelines By Therapeutic Class Source: Tufts Center for the Study of Drug development *

Average Peak Sales by Therapeutic Class Source: Tufts Center for the Study of Drug development *

Average Time (years) Until Peak Sales by Therapeutic Class Source: Tufts Center for the Study of Drug development *

Clinical Development Probabilities Source: FDAReview.org; odds of product approval assuming entrance into each stage of development *

Pipeline Chart Pipeline Drug Odds of Launch Proj. Dev Time Projected FY of Launch FY09 FY10 FY11 FY12 FY13 FY14 FY15 FY16 FY17 Savella 58% 4.7 FY09 29 58 87 116 145 174 203 203 203 CCR1 17% 9.2 FY15 46 92 137 Oglemilast 21% 8.2 FY14 46 92 137 183 Cariprazine 21% 8.8 FY14 85 170 255 340 Desmoteplase 58% 4.3 FY10 62 124 187 249 311 373 435 497 RGH-896 21% 8.4 FY14 29 58 87 116 RGH-618 21% 8.8 FY15 85 170 255 Bystolic 90% 1.7 FY08 124 187 249 311 373 435 497 560 622 Faropenam 90% 1.7 FY07 117 156 195 233 272 311 350 389 389 Aclidinium 58% 4.7 FY11 46 92 137 183 229 275 321 Teflaro 58% 4.7 FY12 39 78 117 156 195 233 Avibactam 21% 7.7 FY16 39 78 Dutogliptin 58% 4.9 FY11 46 92 137 183 229 275 321 Linaclotide 58% 4.7 FY13 46 92 137 183 229 Levomilnacipran 58% 5.3 FY14 85 170 255 340 Daliresp 58% 3.2 FY13 46 92 137 183 229 275 LAS100977 28% 7.0 FY13 46 92 137 183 229 GRT6005/6006 28% 7.3 FY18 TTP399 28% 7.2 FY18 Viibryd 100% - FY12 85 170 255 340 425 509 Azimilide 58% 4.3 FY16 62 124 BC-3781 28% 4.7 FY17 39 Total Sales Potential (100% Success) Total Sales Potential (100% Success) Total Sales Potential (100% Success) Total Sales Potential (100% Success) $ 270 $ 462 $ 746 $ 1,200 $ 1,745 $ 2,534 $ 3,455 $ 4,447 $ 5,439 Total Sales Potential (incl. projected failures) Total Sales Potential (incl. projected failures) Total Sales Potential (incl. projected failures) Total Sales Potential (incl. projected failures) $ 234 $ 377 $ 573 $ 903 $ 1,272 $ 1,723 $ 2,199 $ 2,703 $ 3,182 Actual/Consensus Pipeline Sales Actual/Consensus Pipeline Sales Actual/Consensus Pipeline Sales Actual/Consensus Pipeline Sales 69 232 357 561 931 1,445 2,056 2,686 3,277 Source: SEC documents; Tufts Center for the Study of Drug development; FDAReview.org; Drugs in RED failed in development *

Appendix B: Capital Deployment

Capital Put At-Risk By Year Source: SEC filings Notes: All products licensed FY04 – FY13; Capital At-Risk defined as up-front payments and acquisition of products or product rights *

Number of Products Licensed By Year Notes: All products licensed FY04 – FY13; SEC filing and company documents *

Capital Put At-Risk By Therapeutic Class Source: SEC filings Notes: All products licensed FY04 – FY13 (includes Lexapro and Namenda, which were licensed 1998 and 2000, respectively); Capital At-Risk defined as up-front payments and acquisition of products or product rights *

Capital Put At-Risk By Product Source: SEC filings Notes: All products licensed FY04 – FY13 (includes Lexapro and Namenda, which were licensed 1998 and 2000, respectively); Capital At-Risk defined as up-front payments and acquisition of products or product rights *

Share Repurchases Source: SEC filings *

Forest Properties

Location	Type of facility	Approximate Square Footage
Owned properties (US)		
Commack, NY	Administration and Research & Development	20,000
Commack, NY	Administration and Research & Development	103,000
Commack, NY	Administration and Sales Training	387,000
Commack, NY	Leased to tenants through 2015	180,000
Hauppauge, NY	Warehousing, Administration and Clinical Packaging	105,000
Hauppauge, NY	Warehousing, Administration and Clinical Packaging	28,000
Cincinnati, OH	Manufacturing, Warehousing and Administration	120,000
Cincinnati, OH	Manufacturing, Warehousing and Administration	30,000
St. Louis, MO	Manufacturing, Warehousing, Distribution and Administration	495,000
St. Louis, MO	Administration and Data Center	40,000
Total Owned US		**1,508,000**
Ireland:		
Clonshaugh, Dublin	Manufacturing and Distribution	220,000
Baldoyle, Dublin	Manufacturing and Distribution	33,000
Total Owned ex-US		**253,000**
Leased properties		
United States:		
New York, NY	Corporate Headquarters – Administration	180,000
Jersey City, NJ	Administration	215,000
Commack, NY	Information Technology	57,000
Farmingdale, NY	Laboratory testing	44,000
Farmingdale, NY	Warehousing	15,000
Hauppauge, NY	Hotel facility for housing of sales reps during sales training	
Oakland, CA	Administration	38,000
Emeryville, CA	Microbiology lab	3,200
Various U.S. states	5 Sales Administration offices	18,000
Total Leased US		**570,200**
Europe:		
Dartford Crossing, London	Administration	7,500
Various countries	Administration (5 offices)	3,000
Canada:		
Toronto, Canada	Administration	3,700
Total Leased ex-US		**14,200**
Total US Property Owned/ Leased		**2,078,200**
Total ex-US Property Owned/ Leased		**267,200**
Total Worldwide Property Owned/ Leased		**2,345,400**

74

Appendix C: CEO Compensation & Stock Sales

CEO Stock Sales Shares Sold (& Price) By Year Total Proceeds ($MM) Source: SEC filings *

CEO Compensation by Year Source: SEC filings *

Appendix D: Comparative Companies

SG&A/Revenues Specialty Pharmaceuticals Large Pharmaceuticals Source: SEC filings *

R&D/Revenues Specialty Pharmaceuticals Large Pharmaceuticals Source: SEC filings *

Operating Margins Specialty Pharmaceuticals Large Pharmaceuticals Source: SEC filings *

Revenues/Sales Rep Source: SEC filings *

Cash as a Percent of Market Cap Source: SEC filings *

Vote the GOLD Proxy Card IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE CONTACT D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550 OR CALL EDWARD MCCARTHY OF D.F. KING DIRECTLY AT (212) 493-6952

Disclaimer Special note regarding this presentation This presentation includes information based on data found in filings with the SEC, independent industry publications and other sources. Although we believe that the data is reliable, we do not guarantee the accuracy or completeness of this information and have not independently verified any such information. We have not sought, nor have we received, permission from any third-party to include their information in this presentation. Many of the statements in this presentation reflect our subjective belief. Although we have reviewed and analyzed the information that has informed our opinions, we do not guarantee the accuracy of any such beliefs.  Sections of this presentation refer to our track record of Board representation at Biogen Idec, ImClone Systems Inc., Genzyme Corporation, and Amylin Pharmaceuticals. We believe our experience at these companies was a success and resulted in an increase in shareholder value that benefited all shareholders. However, this success at these companies is not necessarily indicative of future results at Forest Laboratories if our nominees were to be elected to the Forest Laboratories Board of Directors. ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR OR PUBLICATION WAS NEITHER SOUGHT NOR OBTAINED TO USE THE ARTICLES OR REPORTS MENTIONED HEREIN AS PROXY SOLICITING MATERIAL. *